[GRAPHIC OMITTED]

                                                                    EXHIBIT 99.1


    Tasker Products Ceases Accepting Subscriptions to its Secured Convertible
                     Promissory Notes Raising $6.2 million

DANBURY,  Conn.,  April 23, 2007 -- Tasker  Products Corp.  (OTC Bulletin Board:
TKER) today announced that it has ceased accepting subscriptions in connection with its bridge financing pursuant to the sale of 10% Secured Convertible Promissory Notes (the "Bridge Notes") and warrants exercisable for shares of Tasker's Common Stock (the "Warrants") to institutional and other qualified investors. Tasker has received proceeds from the sale of, or commitments to purchase, Bridge Notes and associated Warrants in the aggregate amount of $6,239,000, which excludes any proceeds from the possible exercise of the Warrants.

Tasker now intends to conduct and complete a "Qualified Offering" to raise an additional $4 -- $6 million after which investors of the Bridge Notes will have the option to (i) convert their Bridge Notes into the securities purchased by investors in the Qualified Offering (the "Securities") at a specified rate, (ii) tender their Bridge Notes to the Company when due for repayment of principal and accrued and unpaid interest or (iii) convert their Bridge Notes in whole or part, into shares of Tasker's Common Stock.

The net proceeds of the Bridge Notes and Warrants will be used to commercialize Tasker's poultry processing and seafood applications and for other working capital purposes.

The Bridge Notes, Warrants and Securities offered, issued and sold will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, the Bridge Notes, Warrants or the Securities nor shall there be any sale of the
Bridge Notes, Warrants or the Securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification
under  the   securities   laws  of  any  such  state.

This release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and performances, or achievements expressed or implied by the forward-looking statement. Actual future results and trends may differ materially from those made in or suggested by any forward-looking statements due to a variety of factors, including, for example, our ability to obtain new financing and/or generate revenue growth in the near future; our history of losses; our limited experience in the marketing of our products; our ability to compete with other products in our market space; and the risk of unfavorable federal regulation. Consequently, you should not place undue reliance on these forward-looking statements. We discuss these and other risks and uncertainties in greater detail in the filings we make with the Securities and Exchange Commission, including Item 1A entitled, "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2006.

Investor Contact:

Grannus Financial Advisors, Inc.

212-681-4100